Exhibit 99.1

11011 Via Frontera San Diego, CA 92127 Tel: 858-451-3771 Fax: 858-451-5719

Paul R. Hays	Keith A. Butler
President & COO	Vice President and CFO
858-451-3771 x1401	858-451-3771 x1413
paulh@synbiotics.com	keith@synbiotics.com

Synbiotics Corporation Reports Year-End and First Quarter Results

San Diego, California: May 28, 2004 — Synbiotics Corporation (SBIO) today announced record earnings for the year ended December 31, 2003. Net income for the year was a record $1,287,000 or $0.06 per share ($0.03 on a diluted basis) compared to a net loss of ($14,401,000) or ($1.00) per share for 2002. The company also announced today that it recorded a net loss for the first quarter of 2004 of ($495,000) or ($0.03) per share compared to net income of $1,389,000 or $0.07 per share ($0.03 on a diluted basis) for the prior year period.

The 2003 results include a one-time litigation settlement gain of $515,000 or $0.03 per share ($0.01 per share on a diluted basis), whereas 2002 was negatively impacted by one-time charges related to retention bonuses and goodwill impairment totaling $14,315,000 or $0.98 per share. The results for the first quarter of 2004 include significant legal expenses.

Synbiotics’ revenues were $19,211,000 for 2003, a decrease of 11% from $21,671,000 for 2002. Revenues for the first quarter of 2004 were $5,178,000, a decrease of 16% from $6,150,000 for the prior year period. The decrease in both periods is primarily due to the April 2003 termination by Agen Biomedical Ltd. of our contract manufacturing agreement for certain of our Witness® in clinic diagnostic tests, and Agen’s entry into the US canine heartworm diagnostic market in October 2003 with, we believe, a product which infringes our heartworm patent.

Paul Hays, Synbiotics’ President and Chief Operating Officer, said, “We are very pleased with our year-end results considering we were without our key Witness® products for nine months. The restructuring implemented in 2002 together with continued cost containment allowed us to produce these record results. While we have re-introduced our Witness® HW canine heartworm test in January 2004, we have also had to defend our market share and price erosion attributed to the US entry of Agen, our former contract manufacturer of Witness® products, with a product similar to our Witness® product. Synbiotics contends that Agen’s product infringes our US patent. Litigation costs associated with defending our patent rights have negatively affected the first quarter 2004 earnings. We have confidence that we will prevail in the trial scheduled to begin June 28, 2004. Win or lose, once the suit is behind us, we are positioned, with our recently realigned global sales forces to grow our revenue through greater market penetration with current products and through the introduction of new products from our development activities.”

Synbiotics Corporation develops, manufactures and markets veterinary diagnostics, instrumentation and related products for the companion animal, large animal and poultry markets worldwide. Headquartered in San Diego, California, Synbiotics manufactures and distributes its products through its operations in San Diego, CA, and Lyon, France. For information on Synbiotics and its products, visit the Company’s website at www.synbiotics.com.

With the exception of historical matters, the issues discussed in this press release are forward-looking statements that are subject to the risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including uncertainty of litigation outcomes, competition from larger companies, reliance on third-party manufacturers and distributors, possible technology improvements by others, the ability to assimilate acquired businesses, the continued effect on the business from our 2002 lack of liquidity, the seasonality of major portions of the Company’s business and other risks set forth in Synbiotics Corporation’s filings with the Securities and Exchange Commission, particularly Form 10-K for the year ended December 31, 2003. These forward-looking statements represent Synbiotics Corporation’s judgment as of the date of the release. Synbiotics Corporation disclaims, however, any intent or obligation to update these forward-looking statements.

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